As filed with the Securities and Exchange Commission on May 2, 2018.
Registration No. 333-224236

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAYCOM CORP
(Exact name of registrant as specified in its charter)
California	6022	37-1849111
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
500 Ygnacio Valley Road, Suite 200
Walnut Creek, CA 94596
(925) 476-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keary L. Colwell
Senior Executive Vice President, Chief Financial Officer and Corporate Secretary
BayCom Corp
500 Ygnacio Valley Road, Suite 200
Walnut Creek, CA 94596
(925) 476-1800
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Dave M. Muchnikoff, P.C. Michael S. Sadow, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, DC 20007 (202) 295-4500	Nikki Wolontis, Esq. King, Holmes, Paterno & Soriano, LLP 1900 Avenue of the Stars 25th Floor Los Angeles, California 90067 (818) 631-2224

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definition of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Stock, no par value per share	$60,113,630	$7,485

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.

(3)
The Registrant previously paid $7,159 in connection with a previous filing of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-224236) of BayCom Corp (“Registration Statement”) is being filed solely for the purpose of increasing the proposed maximum aggregate offering price on the cover page of this Registration Statement and re-filing Exhibit 5.1 hereto. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.
1

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.
Amount
SEC registration fee	$7,485
FINRA filing fee	9,125
Nasdaq listing fee	25,000
Legal fees and expenses	450,000
Accounting fees and expenses	100,000
Printing fees and expenses	60,000
Transfer agent and registrar fees and expenses	10,000
Underwriters’ fees and expenses	250,000
Miscellaneous	100,000
Total	$1,011,610

Item 14. Indemnification of Directors and Officers.
California General Corporation Law
Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
In addition, a California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 317 of the GCGL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.
Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.
Articles of Incorporation and Bylaws
The Company’s articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Our articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.
Insurance
The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the GCGL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.
Underwriting Agreement
Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Item 15. Recent Sales of Unregistered Securities.
There were no unregistered securities that were sold by the Company within the past three years other than (1) the issuance of 5,472,426 shares on January 17, 2017 pursuant to Section 3(a)(12) of the Securities Act to existing Bay Commercial Bank shareholders as part of its bank holding company reorganization; (2) the issuance of 1,271,579 shares on April 28, 2017 pursuant to Section 3(a)(10) of the Securities Act to existing First ULB Corp. shareholders in connection with its acquisition by the Company; and (3) the issuance of 626,381 shares on November 3, 2017 pursuant to Section 3(a)(10) of the Securities Act to existing Plaza Bank shareholders in connection with its acquisition by the Company.

Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.   The following exhibits are filed as part of this Registration Statement:
Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
2.1*	Agreement and Plan of Reorganization and Merger, between BayCom Corp, Bay Commercial Bank, First ULB Corp. and United Business Bank, FSB dated as of December 14, 2016.†
2.2*	Agreement and Plan of Merger, between BayCom Corp, Bay United Business Bank, and Plaza Bank dated as of June 26, 2017†
3.1*	Articles of Incorporation of BayCom Corp.
3.2*	Amended and Restated Bylaws of BayCom Corp.
4.1*	Form of common stock certificate of BayCom Corp.
The other instruments defining the rights of holders of the long-term debt securities of the Company and its subsidiary are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP.
10.1*	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and George Guarini.
10.2*	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and Janet King.
10.3*	Amended and Restated Employment Agreement, dated February 20, 2018, among BayCom Corp, United Business Bank and Keary Colwell.
10.4*	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and George J. Guarini.
10.5*	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and Janet King.
10.6*	Amended and Restated Executive Supplemental Compensation Agreement, dated February 20, 2018, between United Business Bank and Keary Colwell.
10.7*	Amended and Restated Joint Beneficiary Agreement between United Business Bank and George Guarini.
10.8*	Bay Commercial Bank 2014 Equity Incentive Plan.
10.9*	Form of Restricted Stock Award Agreement under the Bay Commercial Bank 2014 Equity Incentive Plan.
10.10*	BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.
10.11*	Form of Restricted Stock Award Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.
10.12*	Form of Non-Qualified Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.
10.13*	Form of Incentive Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.
10.14*	Form of Restricted Stock Unit Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan.
10.15*	Joint Beneficiary Agreement between United Business Bank and Janet King.
10.16*	Joint Beneficiary Agreement between United Business Bank and Keary Colwell.
21.1*	Subsidiaries of BayCom Corp.
23.1*	Consent of Vavrinek Trine Day & Co., LLP
23.2	Consent of Silver, Freedman, Taff & Tiernan LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (set forth on the signature page).

*
Previously filed.

†
Schedules and/or exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

(b) Financial Statement Schedules.   All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.
Item 17. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on May 2, 2018.
BAYCOM CORP
By:
/s/ George J. Guarini

Name:   George J. Guarini
Title:     President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ George J. Guarini George J. Guarini	Director; President and Chief Executive Officer (principal executive officer)	May 2, 2018
/s/ Keary L. Colwell Keary L. Colwell	Senior Executive Vice President and Chief Financial Officer (principal financial officer and accounting officer))	May 2, 2018
* Lloyd W. Kendall, Jr.	Director (Chairman)	May 2, 2018
* James S. Camp	Director	May 2, 2018
* Harpreet S. Chaudhary	Director	May 2, 2018
* Rocco Davis	Director	May 2, 2018
* Malcolm F. Hotchkiss	Director	May 2, 2018
* Robert G. Laverne, MD	Director	May 2, 2018
* David M. Spatz	Director	May 2, 2018
By: */s/ George J. Guarini George J. Guarini Attorney-in-Fact